Exhibit 10.13d

April 4, 2007

Mr. Darryl Green

Dear Darryl:

I am very pleased to extend an offer to you to join Manpower Inc. (the “Company”) as Executive Vice President and President – Asia Pacific. In this role you would report directly to me and would be part of our Executive Management Team. This offer anticipates your employment will commence on a mutually agreed date on or before May 28, 2007.

Your duties will be to carry out your employment as Executive Vice President and President – Asia Pacific. Reporting to the CEO, you would be responsible for the leadership of the region through the application of Manpower’s vision, values and strategies.

Your base salary would be US $425,000 per year. You also would be eligible to receive an incentive bonus for each full calendar year during the term of your employment. This annual bonus under our current practice would be determined using a “balanced scorecard” approach. Although it is subject to change, under this current approach, the amount of the bonus would be based on a comparison of actual performance-to-performance goals established for you at the beginning of each year. Currently, there are two components to the balanced scorecard. The first component is based on financial goals established at the beginning of each year. The second component under this current approach would include both measurable and discretionary objectives in your role as head of the Asia Pacific region that you and I would formulate at the beginning of each year. Depending upon achievement of these goals and objectives, the total bonus under the current practice would range from zero to 150 percent of base salary, with the target bonus at 75 percent of base salary. For 2007, you would be entitled to an incentive bonus based solely on achievement of goals and objectives for you for the balance of the year that you and I would formulate at the start of your employment. Your bonus opportunity for this partial year would range between zero and 150 percent of the amount paid to you as base salary for the period.

Mr. Darryl Green

[Date]

In addition, I would recommend to the Executive Compensation Committee of the Board of Directors that the committee grant to you 10,000 restricted stock units, vesting on the fourth anniversary of your employment. I would also recommend that the committee grant you an opportunity to earn up to a maximum of 7,500 performance share units, vesting only in the event certain growth metrics established by the committee are achieved in Japan and India, with the actual amount earned to be calculated depending upon your performance against the goals and objectives established by the committee. Furthermore, I would recommend to the committee that the committee grant you an option to purchase 20,000 shares of common stock, having an exercise price equal to the market value as of the date you would commence employment and subject to a vesting schedule determined by the committee at the time of grant. Finally, I would recommend that the committee grant you a target number of 5,000 performance share units for the 2007-2009 performance cycle, again with the actual amount earned to be calculated depending upon the Company’s performance against the goals and objectives established by the committee for such award.

Of course, you also would be eligible to participate in the Company’s and/or its subsidiaries benefits programs, as they are applicable to you, and entitled to vacations and other perquisites, that are generally made available to the Company’s senior executive officers according to the terms of such programs. The Company also would reimburse you for all expenses incurred by you in the performance of your duties according to the Company’s regulations and procedures for expense reimbursement.

While we look forward to a long and productive relationship, you should be mindful that your employment would be on a at-will basis, meaning both you and the Company will be entitled to end the employment relationship at any time, for any reasons and with or without notice. However, prior to your commencement of employment with the Company, the Company would enter into an agreement (the “Severance Agreement”) with you, on mutually satisfactory terms, effective upon the date of your employment, providing generally for the following:

Mr. Darryl Green

[Date]

(1)	If your employment would terminate for any reason prior to the date that is two years from the date you commence employment for the Company, except because of your death or disability or a termination by the Company for “cause” or by you without “good reason,” you would be entitled to (a) an incentive bonus for the year in which termination occurs, prorated for the period of employment during the year in which termination occurs, and (b) a lump-sum severance payment equal to the sum of (i) your annual base salary and (ii) an annual bonus, which would be based on prior year bonus amounts (subject to a minimum for the first year).

(2)	If your employment would terminate for any reason, except for the reasons listed in (1) above, within two years after a change of control of the Company occurring before the date that is two years from the date you commence employment with the Company, you would be entitled to (a) a prorated incentive bonus for the year in which termination occurs as described in (1)(a) above, and (b) a lump-sum severance payment equal to two times the sum of (i) your annual base salary and (ii) an annual bonus as described in (2)(b)(ii) above.

(3)	“Cause” and “good reason” would be defined in the agreement.

Prior to the commencement of your employment with the Company, you would be required to sign a nondisclosure agreement that will include provisions related to the protection of Company confidential information and trade secrets. Prior to the commencement of your employment with the Company, you would also be required to certify that you are not subject to any prior obligations (written or oral), such as confidentiality agreements or covenants restricting future employment or consulting, that restrict your ability to perform any services as an employee for the Company.

Mr. Darryl Green

[Date]

Your base of operations would be Tokyo. During the term of your employment as Executive Vice President and President – Asia Pacific (the “Term”), the Company would pay you US $7,500 per month to cover your housing expenses in the Tokyo area, up to $25,000 per year to cover your automobile expense for transportation in the Tokyo area, and up to $20,000 per year per child to cover the tuition cost you incur for each of your school-aged children to attend the school of your choice in the Tokyo area. During the Term, the Company would reimburse you for the cost of one round-trip business class airline ticket for each year during the Term for you and each member of your immediate family to return to the United States.

Your income tax returns for any year or partial year included during the Term, for income earned during the Term, would be prepared by a nationally recognized accounting firm of the Company’s choice, and Company would pay the fees charged by such firm to prepare such tax returns. The Company would reimburse you for the total United States (state and federal) and foreign taxes incurred by you as a result of receiving payments of your base salary and any incentive bonuses earned during the Term, as well as payment to you under other benefit plans (including equity incentives), in excess of the total United States (state and federal) taxes you would have incurred as a result of receiving such payments if you were an employee of the Company in the United States. As noted, the Company’s obligation to reimburse you for such excess taxes would relate only to items of income and benefits you would receive from the Company for services rendered to the Company or any of its subsidiaries. The Company’s obligation to reimburse you for excess taxes would not apply to any severance payments under the Severance Agreement. In addition, the Company would reimburse you for all United States (state and federal) and foreign taxes incurred by you as a result of receiving the housing, tuition, automobile and travel benefits described above in the previous paragraph and the tax preparation benefits described in this paragraph. These reimbursements would be grossed-up so that the net amount received by you, after subtraction of all taxes applicable to the reimbursement plus the

Mr. Darryl Green

[Date]

gross-up amount, would equal the reimbursement amount. The amounts to be reimbursed under this paragraph would be determined by a nationally recognized accounting firm selected by the Company, whose determination would be binding on both parties. Payments of these tax reimbursements would be made in accordance with the provisions of Section 409A of the United States Internal Revenue Code of 1986, as amended from time to time. You would agree to take such reasonable steps and make such elections as the Company may request in order to reduce the Company’s obligations under this paragraph provided, however, that if such elections are expected to impact tax years subsequent to the end of the Term, you would not be required to do so unless you consent to such actions, which consent would not be unreasonably withheld.

The Company would deduct from all amounts payable to you any required withholding or other charges and all such amounts stated above are before any such deductions.

This offer letter shall be governed by the laws of the State of Wisconsin, without regard to its conflicts of law provisions.

Mr. Darryl Green

[Date]

I am very excited about the prospect of you joining our team. Please do not hesitate to call me if you have any questions. If the foregoing is acceptable, please sign both originals below and return one to Mara Swan, Senior Vice President – Global Human Resources.

Sincerely,

MANPOWER INC.

By:	/s/ Jeffrey A. Joerres
Jeffrey A. Joerres

Agreed to and Accepted this 10th day of
April, 2007.

/s/ Darryl E. Green
Darryl E. Green
2007.4.10